Exhibit 10.4

Amended and Restated Agreement as of September 21, 2006

Mr.XXXXXXXXXXXXXX:

Burlington Northern Santa Fe Corporation (the “Corporation”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Corporation (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as that term is defined in this letter) may exist, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

In order to induce you to remain in the employ of the Corporation or its affiliates, the Corporation agrees that you shall receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Corporation is terminated under the circumstances described below subsequent to a “Change in Control” (as defined in Section 2), and that you shall be eligible for the parachute tax gross-up and certain other benefits described in this Agreement.

1. TERM. The “Agreement Term” shall begin on _______________ (the “Effective Date” of this Agreement), and shall end on December 31, ____, subject to the following:

(i) As of January 1, ____, and each January 1 thereafter, the Agreement Term shall automatically be extended to the next following December 31; provided, however, that no such extension shall take place if, on or before the September 30 next preceding the date on which the extension would otherwise take place, the Corporation has given notice that it does not wish to extend the Agreement Term.1 For the avoidance of doubt, it is recited here that if a Change in Control described in paragraph 2(i) or 2(iii) occurs, and your Date of Termination occurs after the 24-month anniversary of the date of the Change in Control but before consummation of the transaction approved by the shareholders and before the Agreement Term expires by reason of paragraph (iii) below (relating to a Board determination that consummation will not occur), the Agreement Term shall be extended to your Date of Termination.

[1]	Insert the next clause in agreements entered into after September 21, 2006: “; and further provided, that no such extension shall take place if the effect of the extension would be to extend the Agreement Term beyond the December 31 coincident with or next following the two-year anniversary of the date on which you cease to be in a position that is at or above salary band 36 (unless, as of such December 31, you are again in a position that is at or above salary band 36); and further provided that no such extension shall take place if a Change in Control has occurred prior to the date on which the extension would otherwise take place)”

(ii) Subject to paragraph (iii) next below, if a Change in Control occurs during the Agreement Term (as it may be extended from time to time), the Agreement Term shall be extended for a period of twenty-four (24) months beyond the last day of the calendar month in which the Change in Control occurs, but in no event less than twelve (12) months beyond the date of the consummation of the Change in Control.

(iii) If a Change in Control described in paragraph 2(i) or 2(iii) occurs during the Agreement Term (as it may be extended from time to time), but the Board thereafter determines that it will not consummate the transaction or regulatory approval for the transaction is not obtained, then the Board may reduce the 24-month extension period set forth in paragraph (ii) next above; provided that the Agreement Term may not end earlier than six (6) months after such notice of reduction is provided by the Board or, if earlier, the date such Agreement Term would end in the absence of action under this paragraph (iii).

(iv) In no event, however, shall the Agreement Term extend beyond the end of the calendar month in which your 65th birthday occurs if you are subject to mandatory retirement at such age or to the extent permitted by law.

2. CHANGE IN CONTROL. A “Change in Control” shall be deemed to have occurred if:

(i) Any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any company owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities.

(ii) During any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in paragraphs (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

(iii) The stockholders of the Corporation approve a merger or consolidation of the Corporation with any other company other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Corporation (or such surviving entity) outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 25% of the combined voting power of the Corporation’s then outstanding securities.

(iv) The stockholders of the Corporation adopt a plan of complete liquidation of the Corporation or approve an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets. For purposes of this paragraph (iv), the term “the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Corporation or of any direct or indirect subsidiary of the Corporation (including the stock of any direct or indirect subsidiary of the Corporation) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by another objective method in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Corporation (as hereinafter defined). For purposes of the preceding sentence, the “fair market value of the Corporation” shall be the aggregate market value of the outstanding shares of common stock of the Corporation (on a fully diluted basis) plus the aggregate market value of the Corporation’s other outstanding equity securities (excluding employee stock options). The aggregate market value of the shares of common stock of the Corporation (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) shall be determined by the average closing price of the shares of common stock of the Corporation for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Corporation shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of common stock of the Corporation.

A Change in Control that occurs prior to the beginning of the Agreement Term shall be disregarded for purposes of this Agreement.

3. BASIS OF EMPLOYMENT TERMINATION. If your Date of Termination occurs during the Agreement Term, on a date that is coincident with or follows the occurrence of a Change in Control, or if you have a disability during the Agreement Term after the occurrence of a Change in Control, you shall be eligible for payments and benefits in accordance with, and to the extent provided by, Section 4, with such eligibility determined on the basis for your termination of employment. For purposes of this Agreement, the basis for your termination of employment shall be determined in accordance with this Section 3.

(i) Disability. If, as a result of your incapacity due to physical or mental illness or injury, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given by the Corporation, you shall not have returned to the full-time performance of your duties, your employment may be terminated by the Corporation for unavailability due to “Disability.” Notwithstanding any other provision of this Agreement, a termination of employment under this paragraph (i) shall not cause you to be considered a terminated employee within the meaning of the Corporation’s long term disability plan and your rights thereunder shall not be affected by this Agreement.

(ii) Cause. Your Date of Termination shall be deemed to have occurred for “Cause,” if your Date of Termination occurs because of circumstances described in paragraph (a) or paragraph (b) next below, as determined in accordance with the procedures set forth in paragraphs (A), (B) and (C) next below:

(a) the willful and continued failure by you to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or injury, or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason); or

(b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise.

For purposes of this paragraph (ii), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without a reasonable belief that your action or omission was in the best interest of the Corporation. Your Date of Termination shall not be deemed to have occurred for “Cause” unless the procedures described in paragraphs (A), (B) and (C), next below, have been satisfied:

(A) A written notice of alleged Cause is delivered to you by the Board or a member of the Board. In the case of “Cause” described in paragraph 3(ii)(a) (relating to a failure to perform your duties), the written notice shall consist of specific identification of the manner in which the Board or such Board member believes that you have not substantially performed your duties, and shall include a demand for such performance. In the case of “Cause” described in paragraph 3(ii)(b) (relating to conduct injurious to the Company), the written notice shall consist of specific identification of the manner in which the Board or such Board member believes that you have engaged in conduct which is demonstrably and materially injurious to the Corporation.

(B) You have received an opportunity to be heard by the Board or a member of the Board, which will consist of delivery to you of reasonable advance written notice of a Board meeting (to be delivered at or after the time you receive the notice of alleged Cause, described in paragraph (A) next above), at which you, together with your counsel, may be heard by the Board, concerning the contents of the notice of alleged Cause and, in the case of “Cause” described in paragraph 3(ii)(a), the manner in which you intend to achieve substantial performance.

(C) You have received a copy of your Notice of Termination, which will include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board, which occurs after your opportunity to be heard by the Board (at that meeting or a subsequent meeting), and which finds that in the good faith opinion of the Board you were guilty of conduct set forth in the notice of alleged Cause and which specifies the particulars thereof in detail. The Date of Termination set forth in the Notice of Termination shall be not earlier than thirty (30) days after the notice of alleged Cause has been delivered to you in accordance with paragraph 3(ii)(A).

(iii) Good Reason. Subject to the procedures set forth in paragraphs (A), (B), and (C) next below, you shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence, after a Change in Control, of any of the circumstances described in paragraphs (a) through (h) next below. However, “Good Reason” shall not exist under paragraphs (a), (e), (f), (g) or (h), next below, if such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof.

(a) The assignment to you of any duties with a level of responsibility materially inconsistent with the position in the Corporation that you held immediately prior to the Change in Control, or a significant adverse alteration in the status of your responsibilities from those in effect immediately prior to such Change in Control.

(b) A reduction by the Corporation in your annual base salary as in effect on the Effective Date, and adjusted to reflect such increases as may be made after the Effective Date and prior to the occurrence of a Change in Control, and also adjusted to reflect such decreases as may be made after the Effective Date, but taking decreases into account only to the extent that they are part of across-the-board salary reductions similarly affecting all management personnel of the Corporation and all management personnel of any person in control of the Corporation.

(c) The relocation of your base of operations for the Corporation or affiliate to a place that is fifty (50) miles farther from your residence immediately prior to the Change in Control than the distance from such residence to your former base of operations for the Corporation or affiliate. The determination of whether the distance exceeds 50 miles shall be performed in a manner that is consistent with Internal Revenue Service rules applicable to the determination of deductibility of moving expenses.

(d) The failure by the Corporation to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due.

(e) The failure by the Corporation to continue in effect any compensation plan in which you participate immediately prior to the Change in Control that is material to your total compensation, including but not limited to the Corporation’s Retirement Plan, Supplemental Retirement Plan, Investment and Retirement Plan, Supplemental Investment and Retirement Plan, Incentive Compensation Plan, Stock Incentive Plan, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Corporation to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control.

(f) The failure by the Corporation to continue to provide you with benefits substantially similar to those enjoyed by you under any of the Corporation’s life insurance, medical, health and accident, or disability plans in which you were participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation’s normal vacation policy in effect at the time of the Change in Control.

(g) The failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 7.

(h) Any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 3(vi) (and, if applicable, the requirements of this paragraph 3(iii)), which purported termination shall not be effective for purposes of this Agreement.

You shall not be deemed to have terminated employment for Good Reason unless you have delivered a written Notice of Termination, which:

(A) identifies the circumstances, and the provisions of this paragraph 3(iii), which form the basis for your termination for Good Reason;

(B) in the case of circumstances described in paragraphs (a), (e), (f), (g) or (h) next above, demands correction; and

(C) specifies a Date of Termination which is not less than fifteen (15) days nor more than sixty (60) days after the Notice of Termination has been provided to the Corporation.

Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(iv) Discharge Absent Cause or Disability. You shall be deemed to have been discharged by the Corporation absent Cause or Disability if your employment is terminated by the Corporation other than in accordance with paragraph 3(i) (relating to Disability) or paragraph 3(ii) (relating to Cause). Your Date of Termination under this paragraph 3(iv) may not be earlier than sixty (60) days after the written Notice of Termination is delivered to you. However, the sixty (60) day notice requirement shall not apply to a termination which occurs prior to the date of a Change in Control; provided, however, that if your employment is terminated in accordance with this paragraph 3(iv) within sixty (60) days prior to the occurrence of a Change in Control, your employment shall be deemed to have been terminated on the date specified in the Notice of Termination, but not earlier than sixty (60) days after such notice is provided to you.

(v) Payment in Lieu of Notice. The Corporation shall be deemed to have complied with the requirement of this Section 3 relating to advance Notice of Termination if it places you on a fully-paid leave of absence during such notice period; provided, however, that to the extent that such leave of absence prevents you from returning to work following a disability, as described in paragraph 3(i), or prevents you from substantially performing your duties, as described in paragraph 3(ii), the establishment of such leave of absence shall be deemed inconsistent with the provisions of paragraph 3(i) or paragraph 3(ii), and except to the extent that another provision of paragraph 3(i) or paragraph 3(ii) applies, your employment will be deemed to have been terminated in accordance with paragraph 3(iv) (relating to discharge absent Cause or Disability). For purposes of this paragraph (v), during such fully-paid leave of absence, you shall be entitled to base salary, and to continue as a participant in all compensation, benefit and insurance plans in which you were participating at the time the leave of absence began.

(vi) Notice of Termination. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(vii) Date of Termination. “Date of Termination” shall mean the date on which your employment with the Corporation and any affiliates terminates for any reason.

(viii) Extension of Date of Termination. If, within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to extensions under this paragraph (viii)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute if the dispute relates to a termination under paragraph 3(iv) and the Corporation’s failure to provide benefits under this Agreement, the Corporation will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this paragraph (viii). Amounts paid under this paragraph (viii) are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement and shall not be reduced by any compensation earned by you as the result of employment by another employer. Notwithstanding the foregoing provisions of this paragraph (viii), the determination of whether your Date of Termination has occurred within the Agreement Term shall be determined without regard to any extensions under this paragraph (viii).

4. COMPENSATION UPON TERMINATION OR DURING DISABILITY. If your Date of Termination occurs during the Agreement Term, on a date that is coincident with or follows the occurrence of a Change in Control, or if you have a disability during the Agreement Term and after the occurrence of a Change in Control, you shall be entitled to payments and benefits in accordance with, and to the extent provided by, this Section 4.

(i) Discharge for Cause and Voluntary Resignation. If your employment is terminated by the Corporation for Cause, or is terminated by you other than for Good Reason, the Corporation shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Corporation or any affiliate at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

(ii) Disability. During any period that you fail to perform your full-time duties with the Corporation as a result of incapacity due to physical or mental illness or injury, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the long term disability plan or other similar plan during such period, until your employment is terminated pursuant to paragraph 3(i). Thereafter, or in the event your employment shall be terminated by reason of your death, your benefits shall be determined under the Corporation’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such program; however, your receipt of benefits under the long term disability plan will not be affected by your termination under this Agreement.

(iii) Termination for Good Reason and Discharge Absent Cause or Disability. If your employment is terminated by you for Good Reason, or by the Corporation absent Cause or Disability (as described in paragraph 3(iv)), then you shall be entitled to the payments and benefits described below:

(a) Prior Salary and Deferrals. The Corporation shall pay to you (1) your full base salary through your Date of Termination at the rate in effect at the time the Notice of Termination is given, with payment to be made no later than the fifth day following your Date of Termination; (2) your Bonus Rate (defined below) for the year in which your Date of Termination occurs, subject to a pro-rata reduction for the portion of the year after your Date of Termination; and (3) all other amounts to which you are entitled under any compensation plan of the Corporation, at the time such payments are due under the terms of such plans.

(b) Additional Salary and Severance. In lieu of any further salary or bonus payments to you for periods subsequent to your Date of Termination, and except as provided in paragraph 4(iv), the Corporation shall pay to you, at the time specified in paragraph 4(iv), a lump sum severance payment equal to: [for CEO, EVPs, and individuals covered by the Corporation’s Change in Control Agreement as of September 21, 2006: the sum of (A) 2.99 times your Salary Rate and (B) 2.99 times your Bonus Rate; or for all other executives in salary bands 36 and above who become covered by the Corporation’s Change in Control Agreements after September 21, 2006: the sum of (A) two (2) times your Salary Rate and (B) two (2) times your Bonus Rate.]

For purposes of this paragraph (iii):

(A) Your “Salary Rate” shall be equal to the greatest of: (1) your annual salary as in effect as of the Date of Termination plus any amounts deferred under the Burlington Northern Santa Fe Supplemental Investment and Retirement Plan or foregone under the Salary Exchange Option Program or any other arrangement of the Corporation or its affiliates providing for the elective deferral of salary], (2) your highest consecutive twelve (12) months’ salary over the twenty-four (24) month period preceding the Date of Termination, or (3) your annual salary as in effect immediately prior to the Change in Control.

(B) Your “Bonus Rate” shall be the amount which you would have received under the Corporation’s Incentive Compensation Plan (or other successor annual bonus plan) for the calendar year in which your Date of Termination occurs, if you had remained employed by the Corporation for that entire year, and the target level of performance established annually by the Corporation had been achieved for the year. For the avoidance of doubt, it is recited here that achievement of target level of performance shall mean the achievement of a performance level whereby all of the performance objectives for the year are at planned and budgeted levels of performance (as provided in the bonus plan); and such level of performance shall be greater than threshold level of performance (which is the minimum level of performance that will result in payment of any bonus), and shall be less than the maximum level of performance, which is a level of performance above the performance level planned and budgeted for the year, which would result in maximum bonus.

(c) Stock Awards. The following provisions of this paragraph (c) shall apply to stock awards granted under the Corporation’s 1996 Stock Incentive Plan, 1999 Stock Incentive Plan, or any similar successor plan:

(I) Except as provided in paragraph (d) below, the restrictions shall lapse (to the extent that they have not previously lapsed) on any stock option award or stock appreciation right award outstanding on the Date of Termination, such stock options and stock appreciation rights shall become fully exercisable beginning as of the Date of Termination, and such exercisability shall continue until it would otherwise terminate in accordance with the terms of the applicable award agreement.

(II) Except as provided in paragraph (III) and paragraph (d) below, the restricted period (or other vesting or similar period) with respect to any restricted stock, restricted stock units and, except for stock options and stock appreciation rights, all other stock based awards granted to you as of a date prior to the date of the Change in Control shall lapse on your Date of Termination, and such shares shall be distributed to you at the time specified in paragraph 4(iv). However, any change in the time or form of distribution otherwise provided under this paragraph (II) shall be disregarded to the extent that such change would otherwise result in the application of penalties under Code section 409A.

(III) The foregoing provisions of this paragraph (c) shall not apply to the vesting of performance stock. The vesting of performance stock awards shall be governed by the applicable award agreements for such awards, without regard to the terms of this Agreement.

(d) Awards Granted after Change in Control. For any stock option, stock appreciation right, restricted stock, restricted stock unit, or other stock based award granted after a transaction that constitutes a Change in Control, such transaction will not be treated as a Change in Control for purposes of paragraph (c) above.

(e) Legal Fees. The Corporation shall pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), to any payment or benefit provided hereunder); provided, however, that payment with respect to any legal action other than in connection with a tax dispute shall be made only if you are successful in the action.

(f) Group Health Coverage. You and your eligible family members shall be entitled to group health coverage to the extent that such coverage is required to be provided in accordance with the provisions of section 4980B of the Code and section 601 of the Employee Retirement Income Security Act (sometimes referred to as “COBRA coverage”); provided that your eligibility for such coverage shall be determined as though such coverage was required for the greater of thirty-six (36) months after your Date of Termination or the period otherwise required under the applicable COBRA coverage provisions. For the thirty-six (36) month period during which you are entitled to such medical benefit coverage under this paragraph (f), the premiums for such coverage shall be paid by the Corporation (either by direct payment of such premiums, or by reimbursing you for the premiums, at the election of the Corporation), and the period of such coverage provided under this paragraph (f) shall be counted toward the Corporation’s obligation to provide COBRA coverage. The period of medical coverage required under this paragraph (f) shall be reduced if such reduction is necessary to avoid the imposition of penalties under section 409A of the Code.2

(g) Welfare Benefits. For the thirty-six (36) month period after your Date of Termination, the Corporation shall arrange to provide you with life, disability, and accident insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this paragraph (g) shall be reduced to the extent comparable benefits are actually received by you from another employer or otherwise during the thirty-six (36) month period following your termination, and any such benefits actually received by you shall be reported to the Corporation. The references to 36 months in this paragraph (g) shall be reduced if such reduction is necessary to avoid the imposition of penalties under section 409A of the Code.3

(h) Retiree Coverage. You and your eligible family members shall be eligible for (I) retiree medical benefits under the applicable BNSF plan, and (II) retiree life insurance coverage under the applicable BNSF plan to the extent that if, on your Date of Termination, you had terminated employment with the Corporation and the affiliates and you would have become eligible for severance benefits under the Burlington Northern and Santa Fe Railway Company Severance Plan (the “Severance Plan”) if you had not been covered by this Agreement, and by reason of the terms of the Severance Plan, you would otherwise have qualified for medical or life coverage or benefits, respectively, either upon your Date of Termination or at such later date as provided in the Severance Plan. Notwithstanding the foregoing, nothing in this paragraph (h) shall be construed to require your being provided with the benefits described in clause (I) or clause (II) above to the extent that:

(A) you would not have been covered by the Severance Plan as of your Date of Termination, or

[2]	The 36 month coverage period will be reduced to 24 months for agreements entered into after September 21, 2006.

[3]	The 36 month coverage period will be reduced to 24 months for agreements entered into after September 21, 2006.

(B) you would not have been eligible for such benefits under the Severance Plan as of your Date of Termination,

with such eligibility for coverage or benefits under paragraph (A) or (B) above determined as though you were not covered by this Agreement, and regardless of whether such reduction or elimination of eligibility for coverage or benefits occurs by reason of amendment or termination of the Severance Plan or for any other reason. For purposes of this paragraph (h), the term “Severance Plan” shall include any successor to the Severance Plan to the extent that it provides for post-termination health or life insurance benefits, except that you will be eligible for any such benefits under the successor plan only if you would have been eligible for such benefits as of your Date of Termination if you were not covered by this Agreement.

(i) Outplacement and Financial Assistance. For a period of twelve (12) months following such termination, the Corporation shall pay the expenses of such outplacement services as you may require, and/or for financial planning services with such services to be performed by an agency approved by the Corporation; provided, however, that reimbursement for all fees under this paragraph (i) shall not exceed $20,000.

(iv) Form of and Restrictions on Payment. The payments provided for in paragraph 4(iii)(b) (the “Severance Payments”) shall be paid in accordance with the following:

(a) Subject to paragraph (c) below, the Severance Payments shall be made not later than the fifth day following your Date of Termination. However, if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

(b) Notwithstanding the foregoing provisions of this paragraph (iv) or the provisions of paragraph 4(iii)(b), but subject to paragraph (c) below, if you are treated as terminating your employment for Good Reason, by reason of relocation under circumstances described in paragraph 3(iii)(c) and not for any other reason under paragraph 3(iii), and you retain or are offered a position in another location that, in status and responsibilities, is equal to or better than the position you held at the time of the Change in Control, and you are entitled to benefits under paragraph 4(iii)(b), those benefits shall not be paid in a lump sum, but instead 1/12 of the lump sum benefit amount otherwise payable shall be distributed to you during each of the 12 calendar months next following the month which includes your Date of Termination. However, this paragraph (b) shall be disregarded, and payments described in paragraph 4(iii)(b) will be paid in a lump sum in accordance with paragraph (a) above, to the extent that amounts payable under such paragraphs are treated as providing for the deferral of compensation under Code section 409A and payment in installments would result in the imposition of penalties under Code section 409A.

(c) If you are treated as terminating your employment for Good Reason, then, for the 12-month period immediately following your Date of Termination, you agree that:

(I) You will not, without the express written consent of the Chief Executive Officer of the Company, be in Competition. For purposes of this paragraph (I), you shall be considered to be in “Competition” during any period in which you are employed by, perform any material services for, or own any interest in (except for an interest of not more than 1% in any publicly traded business) any “Competitor.” The term “Competitor” shall mean:

(A) any Class I railroad;

(B) any company or other enterprise that offers shipping services to the public (including, without limitation, trucking services, rail services, air-freight services, and water-going freight services);

(C) any shipper for or customer of BNSF; and

(D) any affiliate or agent of any entity described in paragraphs (A), (B), or (C) above, if the provision of services to or ownership of the interest in such affiliate or agent could conflict with or impair the interests of the Corporation, in the reasonable judgment of its chief legal officer.

(II) You will not, without the express written consent of the Chief Executive Officer of the Company, solicit or attempt to solicit any party who is then or, during the 12-month period prior to such solicitation or attempt by you was (or was solicited to become), a customer or supplier of the Corporation or affiliate, provided that the restriction in this paragraph (II) shall not apply to any activity on behalf of a business that is not a Competitor.

(III) You will not, without the express written consent of the Chief Executive Officer of the Company, solicit, entice, persuade or induce any individual who is employed by the Corporation or any affiliate of the Corporation (or was so employed within 90 days prior to your action) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Corporation or its affiliates, and you will not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

If, during the 12-month period after your Date of Termination for Good Reason, you violate any of the foregoing provisions of this paragraph (c), all Severance Payments shall cease and shall not recommence thereafter, and the Corporation may, in its discretion, require you to immediately (or at such other time determined by the

Corporation) repay to the Corporation all (or, in the discretion of the Corporation, less than all) Severance Payments previously paid to you. You agree that the Corporation, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of the foregoing provisions of this paragraph (c).

(v) Mitigation and Set-Off. Except as provided in paragraph 4(iii)(f), paragraph 4(iii)(g), and paragraph 4(iv)(c), you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

(vi) Deferred Compensation Restrictions. If the Corporation determines that any provision of this Agreement may result in the application of penalties under Code section 409A, it may modify the terms of this Agreement to the extent it determines may be necessary to avoid application of such penalties and is consistent with the intent of the parties to this Agreement.

(vii) Vesting Of Stock Awards. Notwithstanding the foregoing provisions of this Section 4, the following provisions of this paragraph (vii) shall apply to awards described in this paragraph (vii) that were granted on or before September 21, 2006:4

(a) If the consummation of a Change in Control occurs before your Date of Termination, the restrictions shall lapse (to the extent that they have not previously lapsed) on any stock option award or stock appreciation right award outstanding on such consummation, such stock options and stock appreciation rights shall become fully exercisable upon such consummation, and such exercisability shall continue until it would otherwise terminate in accordance with the terms of the applicable award agreement.

(b) If the consummation of a Change in Control occurs before your Date of Termination, the restricted period (or other vesting or similar period) with respect to any restricted stock, restricted stock units and, except for stock options and stock appreciation rights, all other stock based awards granted to you shall lapse on such consummation, and such shares shall be distributed to you at the time specified in paragraph 4(iv). However, any change in the time or form of distribution otherwise provided under this paragraph (b) shall be disregarded to the extent that such change would otherwise result in the application of penalties under Code section 409A.

(c) If your Date of Termination occurs prior to the consummation of a Change in Control, the vesting in the awards described in this paragraph (vii) shall be determined in accordance with paragraphs 4(i), (ii), (iii), and (iv), to the extent applicable, without regard to this paragraph (vii).

[4]	This paragraph (vii) should be deleted for persons hired after September 21, 2006. It has been included as the final paragraph under section 4, rather than including it in paragraph 5, so that renumbering will not be required if the paragraph is deleted.

5. PARACHUTE TAX.

(i) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Corporation, any affiliate or associated company, trusts established by the Corporation, any affiliate or associated company, for the benefit of its employees, to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a “Payment”) would be subject to the excise tax imposed by section 4999 of the Code, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Section 5, “Payments” will include any payments, benefits or distributions to other persons with respect to awards granted to you and transferred by you to such other person in accordance with the terms of the awards, to the extent that such awards result in taxable income being attributable to you.

(ii) Subject to the provisions of paragraph 5(iii), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by the Corporation (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Corporation and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Corporation. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Corporation to you within five (5) days after the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by you, it shall so indicate to you in writing. Any determination by the Accounting Firm shall be binding upon the Corporation and you. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to paragraph 5(iii) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to you or for your benefit.

(iii) You shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

(a)	give the Corporation any information requested by the Corporation relating to such claim;

(b)	take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation;

(c)	cooperate with the Corporation in good faith in order to effectively contest such claim; and

(d)	permit the Corporation to participate in any proceedings relating to such claim;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph 5(iii), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs you to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if you are required to extend the statute of limitations to enable the Corporation to contest such claim, you may limit this extension solely to such contested amount. The Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by you of an amount advanced by the Corporation pursuant to paragraph 5(iii), you become entitled to receive any refund with respect to such claim, you shall (subject to the Corporation’s complying with the requirements of paragraph 5(iii)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Corporation pursuant to paragraph 5(iii), a determination is made that you shall not be entitled to any refund with respect to such claim and the Corporation does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(v) You shall be eligible for benefits under this Section 5, and shall be subject to the terms of this Section 5, regardless of whether the Change in Control occurs or the payments are made during the Agreement Term, regardless of whether you are employed by the Corporation on or after the occurrence of a Change in Control and, if your Date of Termination shall have occurred, regardless of the reason for such termination.

6. RIGHTS OF EMPLOYMENT. Except as otherwise expressly provided in this Agreement:

(i) Nothing in this Agreement shall be construed as limiting your right to resign prior to the beginning or after the end of the Agreement Term.

(ii) Nothing in this Agreement shall be construed as limiting the Corporation’s right to discharge you at any time prior to the beginning or after the end of the Agreement Term, or to renegotiate the terms of your employment for any period prior to the beginning or after the end of the Agreement Term.

(iii) Except as otherwise provided in paragraph 3(iv) (relating to discharge absent Cause or Disability), or as otherwise expressly provided in this Agreement, this Agreement shall be inapplicable to the determination of your rights to payments and benefits, if your Date of Termination occurs prior to the occurrence of a Change in Control, or if your Date of Termination occurs after the end of the Agreement Term and you are not subject to a disability after a Change in Control.

7. SUCCESSORS; BINDING AGREEMENT.

(i) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Corporation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

8. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. Except as otherwise specifically provided in this Agreement, to the extent that the provision of payments or benefits to you results in your being liable for taxes, you shall not be entitled to any make-whole, gross-up, or other indemnification with respect to such taxes. The obligations of the parties to this Agreement shall survive the expiration of the Agreement Term. Capitalized terms used in this Agreement shall be defined as set forth in this Agreement.

10. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Ft. Worth, Texas, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13. AMENDMENT. This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person. So long as you shall live, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

14. GENERAL RELEASE AND COVENANT NOT TO SUE. You agree that as a condition of receiving benefits under this Agreement in connection with your termination of employment, you shall execute the attached General Release and Covenant Not to Sue within thirty (30) days following your Date of Termination. Notwithstanding any other provision herein, until the executed General Release and Covenant Not to Sue has been received by the Corporation and a seven (7) day revocation period from the date of execution has expired, no benefits or payments in connection with your termination of employment under paragraph 4(iii) shall be provided. The restrictions of the preceding sentence shall apply, without limitation, to stock awards that are vested by reason of paragraph 4(iii), and shall also apply to any stock-based or other awards that otherwise would vest (without regard to this Agreement) under the terms of the applicable plan or award agreements by reason of your termination of employment following a change in control, as defined in this Agreement or any applicable plan or award agreement.

15. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. This Agreement constitutes an amendment, restatement, and continuation of your Change in Control Agreement.5 The terms of this Agreement, as set forth herein, shall apply with respect to any Change in Control that occurs on or after January 1, 2007, and the terms of your Agreement in effect prior to this amendment and restatement shall be deemed to be completely replaced by the terms set forth herein. For the avoidance of doubt, it is recited here that this Agreement shall not apply to any award (regardless of when granted) if the document(s) applicable to such award provide that the terms of the award will be determined based solely on the provisions of such award document(s), or determined without regard to the terms of any other change in control arrangement.

[5]	The sentence “This Agreement constitutes an amendment, restatement, and continuation of your Change in Control Agreement.” should be deleted for persons entering into the agreement after September 21, 2006.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely, Burlington Northern Santa Fe Corporation

By:
Matthew K. Rose Chairman, President and Chief Executive Officer

Agreed to this _________ day of ________________, 20__.

_____________________________________

Person’s Name

Attachment

GENERAL RELEASE AND COVENANT NOT TO SUE

For and in consideration of the terms of the Agreement between Burlington Northern Santa Fe Corporation and its affiliates and _____________dated _____________, _____, (“Agreement”), the undersigned (i) does hereby agree to comply with the restrictions applicable to me under the change in control agreement dated ________ between Burlington Northern Santa Fe Corporation and me (as well as any other restrictions applicable to me) after my termination of employment, and (ii) does hereby fully waive, release, acquit, and forever discharge Burlington Northern Santa Fe Corporation and any and all of its affiliates, divisions, subsidiaries, benefit plans, officers, directors, stockholders, agents, advisors, fiduciaries, administrators, and employees, or any of their successors or assigns, from any and all claims, demands or causes of action, including but not limited to any claims for merger protection benefits pursuant to the Interstate Commerce Commission decision in the Northern Lines, BNSF, or Frisco merger proceedings, claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq., the Federal Employers’ Liability Act, and any other federal, state or local law, order, regulation, common law, contract or collective bargaining agreement, which relates to my employment or cessation of employment by Burlington Northern Santa Fe Corporation and its affiliates; provided however that the undersigned does not waive enforcement of rights to any benefits provided or extended pursuant to the terms of the Agreement or to assert any counterclaims in response to any litigation initiated by BNSF Corporation against me. The undersigned specifically waives all claims, whether past or present, known or unknown, and whether or not in litigation, which I, or acting on my behalf, my heirs, successors, executors, administrators or assigns, may have based on any action, omission or event occurring prior to this date. Included in this Release are any and all claims for future damages allegedly arising from the alleged continuation of the effects of any past action, omission or event.

I acknowledge that (i) I have read the Agreement including this General Release and Covenant Not to Sue (“Release”); (ii) I am advised by the Corporation to consult, and have had the opportunity to consult, an attorney about the meaning and effect of this Agreement and Release; (iii) I have had sufficient time, and at least 45 days, to consider and fully understand the meaning and effect of signing this Agreement and Release; (iv) I have 7 days after signing to change my mind and revoke my acceptance by so notifying __________________________; (v) this Agreement and Release will not become effective and enforceable until that 7-day period has passed; (vi) I am not otherwise entitled to the benefits of the Agreement; (vii) I am not relying on any written or oral statement or promise other than as set out in the Agreement and Release; and (viii) this Agreement and Release shall be governed by and construed in accordance with the laws of the State of Texas.

This General Release and Covenant Not to Sue is executed knowingly and voluntarily, for adequate consideration, and is irrevocable and binding upon the undersigned.

ACCEPTED AND AGREED TO this              day of ____, 20___:

Person’s Name:	Signature:

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